Exhibit 10.3
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CADILA NOVAVAX

JOINT VENTURE
AGREEMENT

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JOINT VENTURE AGREEMENT
This agreement (“Agreement”) is made this 31st day of March, 2009
BETWEEN
Cadila Pharmaceuticals Limited, a COMPANY incorporated under the laws of India having its office at ‘Cadila Corporate Campus’, Sarkhej-Dholka Road, Bhat, Ahmedabad – 382210, Gujarat, INDIA herein represented by Dr. Rajiv I. Modi in his capacity as Managing Director (hereinafter referred to as “Cadila”).
Novavax Inc., incorporated and existing under the laws of the State of Delaware, United States of America (USA), having its principal office at 9920 Belward Campus Drive, Rockville, MD 20850, USA herein represented by Dr. Rahul Singhvi, in his capacity as President and CEO (hereinafter referred to as “Novavax”)
“Cadila” and “Novavax” together are referred to as “Parties”, and individually as a “Party”)
PREAMBLE
Whereas Cadila is engaged in research, development, manufacture and marketing of various pharmaceutical preparations in India and in various other countries. It possesses technical know-how and expertise in setting up manufacturing facilities, producing pharmaceutical, herbal, biotech and medicinal products as well as selling and marketing such products in different markets around the world.
Whereas Novavax is engaged in manufacturing seasonal and non-seasonal influenza vaccine Products as well as a platform for developing and manufacturing virus-like particle based products and selling and marketing such products in the different markets around the world;
Whereas Cadila has formed a Joint Venture Company (the “COMPANY”) in India for developing, manufacturing, marketing and selling pharmaceutical and medicinal Products as mentioned hereinafter to cater the needs of the market in India. The parties intend that the COMPANY will establish US and India cGMP acceptable manufacturing facilities in India and the structure for developing, producing, marketing and selling pharmaceutical products either directly or through partners / contractors as further described broadly in this Agreement;
Whereas, concurrently herewith, the Parties have approved the Amended Articles of Incorporation and/or Statutes of the COMPANY attached as Exhibit A and other necessary documents required for registration of the COMPANY;

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NOW, THEREFORE, the Parties hereby agree as follows:
Article 1
Conditions Precedent & Interpretations / Definitions
1.1	Interpretations / Definitions

1.1.1	For the purpose of this Agreement, the following definitions of certain terms used herein shall apply unless the context otherwise requires.
(i)	“Ancillary Agreements” shall have the meaning assigned to such term in Section 18.1;

(ii)	“Backup Licenses” shall collectively mean license agreements that replicate the Licenses, substituting the Cayman JV as the licensee therein, as attached hereto as Exhibit A.

(iii)	“Business” shall have the meaning provided in Article 7.

(iv)	“Business Plan” shall mean a business plan and budget that includes a plan and budget for strategy, sales, expenses, profit and loss, capital expenditure and cash flows of the COMPANY for the Financial Year to which it relates and the subsequent two (2) Financial Years, and any other matters determined by the Board of Directors.

The Business Plan shall include in particular, in relation to the Financial Year to which it relates, the following:
(a)	an operating budget and balance sheet forecast;

(b)	annual projected profit and loss account and cash flow statement broken down monthly;

(c)	an estimate of working capital requirements and capital expenditures;

(d)	the amount (if any) that is considered prudent to retain for the purpose of meeting the working capital requirements, out of those profits of the previous Financial Year (where applicable) that are available for distribution to Shareholders;

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(e)	a management report giving business objectives for the Financial Year; and

(f)	A financial report which shall include an analysis of the financial performance of the COMPANY for the previous Financial Year (where applicable) compared with the Business Plan for such Financial Year, identifying variations in sales, expenses, profit and loss, cash flows and other material financial items.
The Business Plan shall be prepared under the guidance of the Chief Executive Officer of the COMPANY and shall be considered official when approved by the Board of Directors of the COMPANY.

(v)	“Cayman JV” shall mean CPL Biologics Ltd., an exempted company organized under the laws of the Cayman Islands.

(vi)	“Completion” means the completion of all activities set forth in Section 3.4.

(vii)	“Completion Date” shall have the meaning provided in Section 3.3.

(viii)	“Confidential Information” shall have the meaning provided in Section 18.1.

(ix)	“Effective Date” means the date of this Agreement.

(x)	“Financial Year” in relation to the COMPANY shall mean a financial accounting period of twelve (12) months beginning on April 1; provided that the first Financial Year will consist of period beginning on the date of formation of the COMPANY to March 31 of next year.

(xi)	“Group” in relation to a person or entity means any direct or indirect wholly owned subsidiary of such person or entity, any person or entity of which such person or entity is a direct or indirect wholly owned subsidiary (its “Holding Company”) and any other direct or indirect wholly owned subsidiaries of any such Holding Company. The term “Group” shall also include affiliates of Cadila consisting of the family members of the promoters, their Hindu undivided families (HUFs), family trust and closely held companies owned by the family members and trusts either singly or jointly.

(xii)	“Know-How” means all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods,

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protocols, processes, formulas, knowledge, know-how, skill, experience, records, documents, data and results (including pharmacological, toxicological, non-clinical and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material. Know-How shall in any event exclude any Patents.

(xiii)	“Licenses” shall collectively mean:
(a)	“Cadila License” which shall mean the Cadila Product License to be entered into by the COMPANY and Cadila the form of which is attached hereto as Exhibit B;

(b)	“Seasonal and Other Vaccine License” which shall mean the Vaccine License for the current seasonal influenza vaccine and [* * *] vaccine targets to be entered into by the COMPANY and Novavax the form of which is attached hereto as Exhibit C; and

(c)	“Additional Vaccine License” which shall mean a license to an additional VLP vaccine product which may be entered into by the COMPANY and Novavax after the Completion Date.
The Seasonal and Other Vaccine License and Additional Vaccine License shall be referred to as the “Novavax Licenses”.

(xiv)	“Party” and “Parties” shall mean when used in the singular either Cadila or Novavax as may be applicable and wherever used in the plural shall mean Cadila and Novavax.

(xv)	“Patents” shall mean any and all (a) issued patents and inventors’ certificates and re-examinations, reissues, renewals, extensions, registrations, substitutions, supplementary protection certificates and term restorations with respect to any of the foregoing , and (b) pending applications for patents and inventors’ certificates, including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications with respect to any of the foregoing.

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(xvi)	“Products” shall collectively mean:
(a)	“Novavax Products” which shall mean (i) seasonal influenza vaccine, (ii) the additional vaccine that is the subject of the Additional Vaccine License if such Additional Vaccine License is entered into, and (iii) VLP vaccines including a viral antigen selected from a chikun gunya virus, a [* * *] ([* * *] dengue fever), a hepatitis E [* * *] (each an “Additional Novavax Product”), all as specifically defined in the Novavax Licenses;

(b)	“Cadila Products” which shall mean (i) Cadila’s current vaccine product known as Cadi-05, including its use for melanoma, head and neck, small cell lung, bladder and HRPC cancers, (ii) Cadila’s proprietary Mycobacterium W immuvac adjuvant for use with therapeutic vaccines against cancer, (iii) Cadila’s biogeneric erythropoietin product, G-CSF product, hyaluronic acid product, and streptokinase product that are generic versions of approved biologic pharmaceutical products (excluding in any event any small molecule products, generic or otherwise), and (iv) Cadila’s biological diagnostic products: the Typhigen Kit, the ELIK HIV kit, the ELIK HCV kit, the CADISPOT 1&2 HIV kit and the NEVA HIV kit, all as specifically defined in the Cadila License;

(c)	any products developed, purchased or in-licensed by the COMPANY including, without limitation, any vaccine, adjuvant, biosimilar diagnostic, biological product, and a combination of (a), (b), (c) and (d) (or component(s) of any of them); and

(d)	Any Future Contributed Products that are licensed to the COMPANY in the future in accordance with Section 7.8.
(xvii)	“Future Contributed Products” shall collectively mean:
(a)	“Cadila Future Products” which shall mean any (i) therapeutic vaccine against cancer product, (ii) Cadila proprietary adjuvant for use with vaccines, and (iii) Cadila biogeneric product that is a generic version of an approved biologic pharmaceutical product (excluding in any event any small molecule products, generic or otherwise), in each case

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developed, purchased or in-licensed by Cadila that is not a Cadila Product; and

(b)	“Novavax Future Products” which shall mean any VLP-based vaccine product developed, purchased or in-licensed by Novavax that is not a Novavax Product, excluding in any event any RSV VLP-based vaccine product.
(xviii)	“Shareholder” shall mean a shareholder of the COMPANY.

(xix)	“Shares” shall mean the equity shares of the COMPANY.

(xx)	“Supply Agreements” shall collectively mean:
(a)	“Cadila Supply Agreement” which shall mean the Supply Agreement to be entered into by the COMPANY and Cadila the form of which is attached hereto as Exhibit D; and

(b)	“Novavax Supply Agreement” which shall mean the Supply Agreement to be entered into by the COMPANY and Novavax the form of which is attached hereto as Exhibit E.
(xxi)	“Technical Services Agreements” shall collectively mean:
(a)	“Cadila Technical Services Agreement” which shall mean the Technical Services Agreement to be entered into by Cadila and the COMPANY, the form of which is attached hereto as Exhibit F; and

(b)	“Novavax Technical Services Agreement” which shall mean the Technical Services Agreement to be entered into by Novavax and the COMPANY, the form of which is attached hereto as Exhibit G.
(xxii)	“Territory” shall have the meaning provided in Article 4.

(xxiii)	“Transfer” means to transfer, grant any security interest over, or otherwise dispose of, voluntarily or involuntarily, by operation of law or otherwise, or grant any person any rights in or over. A “Transfer” means any such transfer, grant or disposal.

(xxiv)	“VLP” shall mean virus-like particle.

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1.2	References to “Statutes” or Statutory provisions shall be construed to include references to those statutes or provisions as amended or re-enacted (whether with or without modification) from time to time or as their application is modified by other provisions (whether before or after the date of this Agreement) and shall include any statute or provision of which they are re-enactments (whether with or without modification) and shall also include any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision.

1.3	The headings in this Agreement are for ease of reference only and shall not in any way affect its construction or interpretation.

1.4	Reference to a Party to this Agreement shall include its successors in title and permitted assigns.

1.5	Unless expressly stated to the contrary in this Agreement:

1.5.1	words denoting the singular include the plural and vice versa, words denoting any one gender include all genders and vice versa;

1.5.2	a reference to a recital or clause is a reference to a recital or clause of this Agreement and a reference to a sub-clause is a reference to a sub-clause of the clause in which the reference appears;

1.5.3	the words and phrases “other”, “including” and “in particular” shall not limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible;

1.5.4	references to persons include individuals, bodies corporate, unincorporated associations and partnerships; and

1.5.5	all obligations, representations and warranties on the part of two or more persons are entered into, given or made by such persons jointly and severally.
Article 2
Establishment of the COMPANY
2.1	The name of the COMPANY shall be “CPL Biologicals Limited”.

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2.2	Equity Shares. Pursuant to the amended articles of association, the issued share capital of the COMPANY shall be Rupees [ * * *] (Rupees [ * * *]) and authorized share capital shall be Rupees [ * * *] Rupees [ * * *]).

2.3	The issued share capital, subject to the provisions of Article 11, shall be subscribed as set forth on Schedule I, as amended from time to time in accordance with the terms hereof.

2.4	Any stamp duty payable upon such issue and allotment shall be borne by the COMPANY.
Article 3
EFFECTIVE DATE; COMPLETION
3.1	On the Effective Date the Parties shall execute the Ancillary Agreements, which shall be effective on and from the Completion Date, and the Parties shall have contributed, or caused to be contributed, the executed Back-up Licenses to the Cayman JV.

3.2	Conditions Precedent: The obligation of Novavax to subscribe to the Shares is subject to the complete satisfaction / fulfilment (with proof of fulfilment), or waiver of the following pre-closing conditions (“Conditions Precedent”):

3.2.1	The COMPANY shall have obtained an approval of the foreign investment promotion board of India (“FIPB”) for issue of Shares to Novavax in consideration of transfer of the Novavax Licenses to the COMPANY;

3.2.2	The COMPANY shall have been converted into a private limited company under the Companies Act, 1956; and

3.2.3	Cadila shall have caused the shareholders of the COMPANY other than Cadila to transfer their shares to Cadila.

3.3	Completion: Completion shall take place at a venue as shall be agreed in writing by the Parties within fifteen (15) days of notice from the COMPANY to the Parties that all the Conditions Precedent have been fulfilled, or on such other date as the Parties may agree in writing (“Completion Date”). The transactions contemplated under this Agreement to be consummated on the Completion Date shall be deemed to occur simultaneously

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and no such transaction shall be consummated unless all such transactions are consummated.

3.4	On the Completion Date:

3.4.1	The COMPANY shall hold a meeting of the Board of Directors to approve the calling of an extra ordinary general meeting of the Shareholders for (i) issue of Shares to Cadila and Novavax as contemplated under Section 3.4.4 of this Agreement and (ii) adoption of the amended articles of association in the form attached to this Agreement as Exhibit H, and (iii) appointment of the persons nominated by Cadila and Novavax as Directors in accordance with this Agreement who have obtained their respective Director Identification Numbers and Digital Signature Certificates and who are otherwise qualified to act as the directors of the Company;

3.4.2	The COMPANY shall hold a meeting of the Shareholders for (i) issue of Shares to Cadila and Novavax as contemplated under Section 3.4.4 of this Agreement; (ii) adoption of the amended articles of association in the form attached to this Agreement as Exhibit H, and (iii) appointment of the persons nominated by Cadila and Novavax as Directors in accordance with this Agreement who have obtained their respective Director Identification Numbers and Digital Signature Certificates and who are otherwise qualified to act as the directors of the Company;

3.4.3	The Company shall provide certified copies of resolutions passed at the meetings contemplated by section 3.4.1 and 3.4.2;

3.4.4	The COMPANY shall issue to each Party the number of shares shown opposite such Party’s name on Schedule I, free and clear from all encumbrances; and

3.4.5	The COMPANY shall provide the Parties with share certificates in respect of the Shares and duly register such Shares in the name of the Parties in the COMPANY’s Register of Members.

3.5	Post Completion Events:

3.5.1	Within five (5) business days from the Completion Date, the COMPANY shall file all requisite forms and returns as may be required to be filed with any government authority under applicable law, including without limitation:

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(a)	Form 2, Form 23 and Form 32 of the Companies (Central Government’s) General Rules & Forms with the relevant Registrar of Companies; and

(b)	all relevant filings required to be made before the Reserve Bank of India.
3.5.2	The COMPANY shall deliver to the Parties a certified true copy of all the acknowledged filings including those with the Ministry of Corporate Affairs and the Reserve Bank of India and a certified true copy of the amended memorandum and articles of association of the COMPANY.

3.6	Conduct between Effective Date and Completion Date:

3.6.1	During the period between the Effective Date and the Completion Date, Cadila shall ensure and shall procure that the COMPANY does not, without the prior written consent of Novavax:
(i)	do anything that is contrary to this Agreement including without limitation (a) take any decision or action in respect of any matter listed in Schedule II; (b) entering into any commitment or transaction or do anything which is not contemplated by this Agreement; (c) entering into any Related Party Transaction save and except as provided in this Agreement or; (d) passing of or join in the passing of or permitting the passing of any resolution of the shareholders of the COMPANY which is not contemplated by this Agreement; or

(ii)	do or permit anything to be done which would be contrary to the provisions of applicable law.
3.6.2	If Cadila or COMPANY becomes aware that the happening of an event has resulted in a breach of any representations and warranties of Cadila in Section 25.6 or there has been any event or circumstance which would cause the representations and warranties of Cadila in Section 25.6 to be untrue or inaccurate in any material respect, then they shall immediately notify Novavax of that fact in writing with all relevant information in relation to that event or, as the case may be, breach of such representations and warranties.

3.6.3	Cadila shall cause the COMPANY to, simultaneously furnish to Novavax all such documents and information as is provided to Directors or Shareholders, and notice and

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minutes of all meetings of Shareholders, the Board and any committees thereof (including attachments and exhibits as are held, during this period) relating to the period between Effective Date and the Completion Date.

3.7	The Parties shall use commercially reasonable efforts in good faith to fulfil the Conditions Precedent within 120 days after the Effective Date (the “Long Stop Date”). If Completion in accordance with section 3.4 does not occur on or before the Long Stop Date, the Parties shall:

3.7.1	effect the joint venture contemplated by this Agreement and the Ancillary Agreements through the Cayman JV, and in connection therewith the Parties shall amend and restate the Memorandum and Articles of Association of the Cayman JV and execute and deliver such other documents, agreements and instruments so as to replicate in the Cayman JV as nearly as possible the terms and conditions set forth in this Agreement and the Ancillary Agreements, and shall execute and deliver such other documents, agreements and instruments as may be necessary and desirable to effect the foregoing as promptly as reasonably practicable; and

3.7.2	promptly cause the Cayman JV to take such steps as are reasonably necessary to establish a subsidiary organized under the laws of India or ensure that the COMPANY becomes a wholly owned subsidiary of the Cayman JV.

3.8	In the event that Completion takes place in accordance with section 3.4, the Parties shall cause (i) all agreements in relation to the Cayman JV to be terminated and (ii) the Cayman JV to be dissolved and liquidated.
Article 4
Territory
The COMPANY shall carry on its business in the Territory of India (the “Territory”). The Territory may only be changed by mutual, written agreement between the Parties.
Article 5
Roles of the Parties
5.1	The COMPANY shall use commercially reasonable efforts to obtain all permits, approvals and licenses necessary for the operation of the COMPANY.

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5.2	Cadila and Novavax shall reasonably assist the COMPANY to arrange for the necessary licences and permissions to be granted by the Ministry of Health and other government authorities.
Article 6
Issue and Transfer of Shares
6.1	No Shareholder shall (a) Transfer any Share or interest in any Share in the COMPANY or (b) permit the Transfer of any interest in the Shareholder unless (i) it is expressly permitted under this Agreement or (ii) the other Shareholder gives its prior written consent; provided, however, that as to the interests in the COMPANY that are owned directly by Novavax or Cadila, the restriction set forth in Section 6.1(b) shall not apply.

6.2	Notwithstanding Section 6.1, a Shareholder may permit the Transfer of an interest in it to a person in its Group without compliance with the provisions of Section 6.4 and Section 6.5 with the prior written consent of the other Shareholder, which consent shall not be unreasonably withheld.

6.3	Notwithstanding Section 6.1, a Shareholder may Transfer all of its Shares in the COMPANY to a person in its Group without compliance with the provisions of Section 6.4 and Section 6.5 with the prior written consent of the other Shareholder, which consent shall not be unreasonably withheld, provided that, at the time of the Transfer and in relation to the Shares being transferred:

6.3.1	the transferring Shareholder procures that the transferee enters into this Agreement on the same terms as applicable to the transferring Shareholder in relation to those Shares immediately prior to the Transfer; and

6.3.2	the transferring Shareholder guarantees and indemnifies the other Party in respect of all the obligations and any liability of the transferee under this Agreement.

6.3.3	if the transferee at any time ceases to be a part of the Group of the transferring Shareholder, that transferee shall Transfer all its Shares back to the transferring Shareholder.

6.4	If either Shareholder (“Offeror”) wishes to dispose of or Transfer some or all of its Shares pursuant to a bona fide written offer (the “Proposed Offer”) from an unaffiliated third party (the “Proposed Transferee”), it shall first offer such Shares to the other Shareholder (“Offeree”) by notice in writing (“Transfer Notice”) at a price per Share

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not less favourable to the Offeree than that set forth in the Proposed Offer and, to the extent the consideration in the Proposed Offer is non-cash consideration, such non-cash consideration shall be replaced with cash representing a fair value of the non-cash consideration if governmental approval is needed by either of the parties to effect the purchase or sale of the Shares which are the subject of the Proposed Offer, and on other reasonably similar and no less favorable terms and conditions to the Offeree than, as those set forth in the Proposed Offer. On or before expiry of thirty (30) days from the date of receipt of the Transfer Notice, the Offeree shall notify the Offeror in writing of its intentions to accept or reject the offer, and in the event of it accepting the offer (“Acceptance Notice”), the Offeree shall be entitled to an additional period of ninety (90) days or such other mutually agreed extended period from the date of the Acceptance Notice (“Completion Period”) to obtain the approval of the relevant government authority(ies) and to complete the purchase of the Shares from the Offeror.

6.5	In the event that the Offeree fails to complete the purchase of the Shares within the Completion Period or if the Offeree has rejected the offer, the Offeror shall be entitled to dispose of the offered shares to the Proposed Transferee, provided that the price of the Shares is not more favourable to the Proposed Transferee than that offered to the Offeree, and on other reasonably similar and no more favorable terms and conditions to the Proposed Transferee than, as those offered to the Offeree. If the Offeror fails to dispose of such Shares within one hundred twenty (120) days after the Completion Period (or one hundred twenty (120) days after the date on which the Offeree rejected the offer), the Offeror shall not offer to dispose of or Transfer such Shares except pursuant to Section 6.4 and this Section 6.5.

6.6	In the event the Offeree is unwilling or unable to purchase the Offered Shares identified in the Transfer Notice and the Offeror proposes to proceed to Transfer the Offered Shares to a Proposed Transferee, the Offeror may only Transfer its Shares to the Proposed Transferee if the Offeror causes the Proposed Transferee to give the Offeree the right, but not the obligation (“Tag-Along Right”), to require the Proposed Transferee to purchase all of the Shares of the Offeree (“Tag Along Shares”) simultaneously with the purchase of the Shares from the Offeror (“Offered Shares”) at the same price per Share; provided, however, that if the Proposed Transferee is only willing to buy less than the Offered Shares and Tag Along Shares (such shares which the proposed Transferee is not willing to purchase is hereinafter referred to “Excess Shares”), then the number of Offered Shares and the Tag Along Shares shall be reduced

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on a pro rata basis to the extent of the Excess Shares. The Offeree shall exercise the Tag-Along Right within ninety (90) days from date of receipt of the Transfer Notice.

6.7	In order to be entitled to exercise its tag-along right pursuant to Section 6.5, the Offeree must agree to make to the Proposed Transferee on behalf of itself the same representations, warranties, indemnities, covenants and assurances as the Offeror agrees to make in connection with the Transfer and agree to the same conditions to the Transfer as the Offeror (except that in the case of representations, warranties, indemnities, covenants and assurances pertaining specifically to the Offeror, including, without limitation, representations, warranties, indemnities, covenants and assurances pertaining to the rights licensed by the Offeror under the Licenses, the Offeree shall make comparable representations, warranties, indemnities, covenants and assurances pertaining specifically to itself and its rights licensed to the Offeror under the Licenses); provided, however, that (a) the Offeree shall not be required to make any non-competition, non-solicitation or similar restrictive covenants that would exceed the scope of the covenants set forth in Article 22, and (b) the Offeree shall not be required to make any representations, warranties, indemnities, covenants and assurances with respect to the rights it licensed to the Offeror under the Licenses that would exceed the scope of the corresponding representations, warranties, indemnities, covenants and assurances in the Licenses. All such representations, warranties, indemnities, covenants and assurances shall be made by the Offeror and the Offeree severally and not jointly. Except with respect to individual representations, warranties, indemnities, covenants and other assurances of the Offeree relating to (i) the unencumbered title to its Shares and (ii) the power, authority and legal right to transfer its Shares, the aggregate liability of the Offeree shall not exceed the Offeree’s pro rata share of any such liability to be determined in accordance with the Offeree’s portion of the total number of Shares included in such transfer; provided that, in any event, the aggregate liability of the Offeree shall not exceed the proceeds the Offeree received in connection with the transfer.

6.8	The aggregate liability of the Offeree under any representations, warranties, indemnities, covenants or other assurances which it may give to a Proposed Transferee shall be limited to the consideration payable by the Proposed Transferee to the Offeree for the number of Shares to be sold to the Proposed Transferee.

6.9	It is expressly clarified and agreed between the Parties that if, for any reason whatsoever, the Proposed Transferee is unable to acquire the Tag Along Shares at a price stated in the Transfer Notice (in accordance with this Article 6), the Proposed

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Transferee shall not acquire any of the Offered Shares, and if any such Transfer is not consummated before the Completion Period, then such Transfer shall not be made without first repeating and re-extending to the Offeree the rights set out in this Article 6.

6.10	The COMPANY shall place a legend on all share certificates in respect of the Shares, stating as follows:

“THIS CERTIFICATE AND THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT IN ALL RESPECTS TO THE RESTRICTIONS CONTAINED IN THE JOINT VENTURE AGREEMENT DATED MARCH 31, 2009 BY AND BETWEEN CADILA PHARMACEUTICALS LIMITED AND NOVAVAX, INC. AND SHALL BE VALID DURING THE SUBSISTENCE OF THE SAID AGREEMENT.”
6.11	The COMPANY shall ensure that all share certificates in respect of the Shares shall bear the legend as provided in Section 6.10. The COMPANY shall further ensure that all Share certificates, as mentioned herein, issued without the above legend shall be replaced with new Share certificates bearing the above legend.

6.12	In the event that any of the Shares are to be dematerialised, then prior to any such dematerialization, the Shareholders shall enter into appropriate undertakings and documents with the Depository and the Depository Participant to the effect that all such Shares (to be dematerialized) are subject in all respects to the restrictions contained in this Agreement and shall be valid during the subsistence of this Agreement.

6.13	Upon the sale of all Shares held by a Shareholder, as may be permitted by and in accordance with the provisions of this Article 6, the rights and obligations of such selling Shareholder under this Agreement shall terminate; provided, however, that the selling Shareholder shall remain liable for the following obligations and liabilities: (i) any liabilities and obligations of the selling Shareholder accrued as of the date of such sale; (ii) any obligations of the selling Shareholder under Article 18; (iii) any obligations of the selling Shareholder under Section 22.2 for a period of one (1) year after the date of such sale; (iv) any obligations of the selling Shareholder under Section 23.3; (v) liability for breach of any representations and warranties of the selling Shareholder under this Agreement; and (vi) the obligations of the selling Shareholder under Section 25.6; and provided, further, that such termination shall not affect any Ancillary Agreements or other agreements, except to the extent expressly stated otherwise therein.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL
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Article 7
Business of the COMPANY
7.1	The business of the COMPANY (the “Business”) shall include researching, developing, manufacturing, marketing and selling of Products in the Territory.

7.2	The Business shall be conducted in accordance with the Business Plan prepared under the guidance of the Chief Executive Officer and approved by the Board of Directors of the COMPANY pursuant to Article 8 hereof, as amended by the Board of Directors from time to time. The first Business Plan shall be proposed to the Board of Directors within ninety (90) days from the Effective Date. At the time the first Business Plan is proposed to the Board of Directors, the Chief Executive Officer shall also propose a schedule of development milestones (the “Milestones”), and corresponding amounts of cash investment to be made by Cadila, pursuant to Section 11.2, upon achievement of such Milestones. The Milestones and corresponding investment amounts shall become binding upon approval by unanimous approval of the Board of Directors.

7.3	The COMPANY shall use its commercially reasonable efforts to establish a manufacturing facility in India that complies with US and India cGMP, through which the manufacturing part of the Business of the COMPANY shall be undertaken, within the ‘time-frame’ set in the Business Plan. The manufacturing facility shall be consistent with the applicable equipment, processes and procedures used by Novavax and Cadila in their manufacturing facilities, based in part on technology licensed to the COMPANY under the Licenses. Until the manufacturing facility is established, Novavax and Cadila will supply the COMPANY with Novavax Products and Cadila Products, respectively, for research and development purposes pursuant and subject to the Supply Agreements in accordance with the terms and conditions set forth therein.

7.4	Cadila and Novavax, pursuant and subject to the respective Technical Services Agreements, shall provide reasonable assistance to COMPANY in establishing such manufacturing facility.

7.5	Except as may be otherwise provided herein, the COMPANY shall be operated as an independent entity.

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7.6	The COMPANY shall use its commercially reasonable efforts to obtain at its own expense regulatory approvals and registration for licensing of Products in the Territory. Cadila and Novavax, pursuant and subject to the Technical Services Agreement, shall provide reasonable assistance to the COMPANY in obtaining such regulatory approvals and registrations.

7.7	The COMPANY shall use its commercially reasonable efforts to establish within 12 months from the date of this agreement, a commercialization plan for each Product in the Territory either directly or with help of a commercial partner as approved by the Board of Directors of the COMPANY.

7.8	The COMPANY, Cadila and Novavax shall grant certain negotiation rights to each other for certain future products as follows:

7.8.1	The COMPANY and Cadila hereby grant to Novavax a first right of refusal for Future Novavax Products that are (a) vaccines corresponding to the type of vaccine provided under (iii) of Novavax Products (as the same may be amended under Section 23.3 of this Agreement) developed by or within the COMPANY for development and exploitation outside the Territory, and (b) vaccines included in Cadila Products developed by or within the COMPANY for development and exploitation in the United States, Spain, China and any other country in the world excluding those countries set forth in Schedule IV, in each case as provided in 7.8.3 below. For the avoidance of doubt and notwithstanding anything to the contrary, no such right of first negotiation or similar restriction shall apply to (I) Cadila’s own development, manufacture or commercialization of Cadila Products developed by or within the COMPANY (by itself or through its affiliates) for development and exploitation in the countries set forth in Schedule IV, (II) the adjuvant described in (ii) of Cadila Products (including, without limitation, combinations of the adjuvant with one or more antigens, but excluding the Cadi-05 products described in (i) of Cadila Products), or (III) any vaccine products developed by the Company which are not described in (a) or (b) above.

7.8.2	Novavax hereby grants to COMPANY a first right of refusal for Novavax Future Products developed by or within Novavax for exploitation in the Territory as provided in Section 7.8.3 below. Cadila hereby grants to the COMPANY a first right of refusal for Cadila Future Products developed by or within Cadila for exploitation in the Territory as provided in Section 7.8.3 below.

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7.8.3	Prior to entering into any agreement with a third party granting a license or other right to develop or commercialize any product described in 7.8.1 and 7.8.2 above (each, an “RFR Product”), the Party, or COMPANY, as the case may be, subject to the right of first negotiation with respect to its applicable RFR Product under Sections 7.8.1 or 7.8.2 above (“Owner”) shall first notify the beneficiary of such right of first negotiation (the “RFR Holder”) of its desire to do so and thereupon enter into good faith negotiations with the RFR Holder for a period of at least one hundred twenty (120) days from the date of such notice, for terms of an agreement governing the development and commercialization of such RFR Product under mutually acceptable terms and conditions. If the parties cannot reach agreement on terms by the end of such 120 day period (or, if earlier, upon notice from the RFR Holder that it does not desire to exercise its negotiation rights hereunder), despite each party’s good faith efforts to do so, then the Owner shall be free to enter into license agreements with Third Parties with respect to such RFR Product with respect to the development and/or commercialization thereof (or otherwise develop or commercialize such RFR Product itself or through one of its Affiliates); provided, however, that for six months after the end of such one hundred twenty (120) day period, the Owner shall not enter into any agreement with a Third Party on business terms (e.g., financial terms, scope of rights granted, and similar terms typically found in a term sheet for such a transaction) more favorable to such Third Party than the business terms of the last written proposal (if any) made by the RFR Holder. For the avoidance of doubt, the Owner shall be free to conduct discussions and negotiations with Third Parties for any RFR Product before and/or during the 120 day period described above so long as no agreement is entered into for such RFR Product prior to the end of such 120 day period (or earlier if the RFR Holder provides notice of its desire not to exercise its negotiation rights) and the Owner otherwise complies with its negotiation obligations described above.

7.9	Agreements Regarding Development of Products. The COMPANY, at its own expense, shall be responsible for the preclinical and clinical development, and regulatory activities, necessary for the development and regulatory approval of the Products in the Territory, in addition to any clinical development work already completed by Cadila and Novavax (or subsequently completed by Cadila and Novavax outside the Territory). Cadila and Novavax, pursuant and subject to the Technical Services Agreements, shall provide the COMPANY reasonable cooperation and assistance with respect to such development and regulatory activities of the COMPANY. Pursuant and subject to the Novavax Licenses, Novavax has certain

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rights to approve the clinical trial protocols for any clinical trial of certain Novavax Products.

7.10	Other than the restrictions set forth in Article 22.2, and subject to the exclusive license grants in the Licenses, Novavax and Cadila are not restricted in their ability to develop and commercialize biotechnology, vaccine and pharmaceutical products in and out of the Territory alone or under partnership, joint venture or licensing arrangements with other persons and entities.
Article 8
Board of Directors
8.1	The Board of Directors of the COMPANY (the “Board”) shall consist of 5 (five) members (“Directors”).

8.2	Cadila shall nominate three (3) of the Directors, including the Chairman of the Board (the “Cadila Directors”), and Novavax shall nominate two (2) Directors (the “Novavax Directors”). Each of Cadila and Novavax shall have the right to appoint an alternate director who can attend meetings of the Board of Directors if the director cannot attend.

8.3	The required quorum for any meeting of the Board shall be a quorum with a minimum of one (1) Cadila Director and a minimum of one (1) Novavax Director. Each Director shall have one vote. No business shall be conducted at any meeting of Directors unless a quorum is present at the beginning of the meeting and at the time when there is to be voting on any business. In case of Board Meeting could not be conducted in spite of notices being issued on account of non availability of either Novavax or Cadila Directors, notices shall be again issued to all the Directors for conducting such meeting and if either Novavax or Cadila Directors are still unable to attend the same then the available Directors shall proceed and conduct such Board Meeting; provided that in each case, the other requirements of Article 8 are complied with.

8.4	In the event that that the Board does not reach a unanimous decision with respect to a matter, the matter shall be referred to the Chief Executive Officers of Cadila and Novavax. The Chief Executive Officers, each acting in his sole discretion, shall seek to resolve the issue. If the Chief Executive Officers are unable to resolve the issue within five (5) business days after the matter is referred to them, then a majority of the Board of Directors, including the Chairman of the Board shall determine the matter; except for

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the matters specified in Schedule II. Matters specified in Schedule II shall require unanimous approval of the Shareholders and the Directors.

8.5	Subject to the limitations provided in the Companies Act, 1956, the Board shall be entitled to adopt resolutions without convening a meeting, and such resolutions shall in all respects have the same effect as resolutions adopted in a convened meeting, provided that all Directors were notified of the proposed resolution(s) in writing and approved such resolution(s) in writing. Such resolution(s) shall be produced and recorded at the next convened meeting of the Board.

8.6	The Board shall meet at least four times a year. Meeting dates including continued, adjourned and replacement meetings shall be set after reasonably considering the schedules of all board members. Thirty (30) days prior written notice of each meeting of the Board shall be sent with the agenda to each Director at his/her address as supplied to the COMPANY. A meeting of the Board may be convened on notice shorter than thirty (30) days but at least six (6) days in advance in cases where all Directors so agree in writing. Notices of Board meetings shall be sent by facsimile and confirmed by letter except that in the case of Directors not residing in India notices shall be given by courier or registered letter against receipt. Minutes of each meeting shall be dispatched by the COMPANY to all Directors within three (3) weeks after the meeting. For the initial 24 months, it is expected that the Directors will meet more frequently on an informal, unofficial basis by teleconference.

8.7	[Reserved.]

8.8	The directors shall not be required to hold any shares in the COMPANY.

8.9	Each Party may nominate a Director, and may seek removal of a Director whom it nominated, by giving notice to the COMPANY and the other Party. The appointment or removal of Directors under Sections 8.2 and this 8.9 takes effect on the date on which such Director is appointed or his resignation is accepted at the meeting of the Board of Directors.

If any nomination or removal of a Director is to be approved by the Board and/or the Shareholders in a meeting, the COMPANY shall include the approval of the nomination or removal of a Director in the agenda for the immediately following Shareholders meeting or, if required, convene an extraordinary Shareholders meeting to approve such nomination or removal.

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8.10	The Party seeking removal of a director pursuant to Section 8.9 shall indemnify and keep indemnified the COMPANY against any claim connected with the Director’s removal from office.

8.11	[Reserved.]

8.12	If a quorum is not present within 30 minutes after the time specified for a Directors’ meeting in the notice of the meeting then it shall be adjourned to such date as shall be agreed by the Directors, provided that such date shall not be more than 30 days from the date of the adjournment. The meetings of the Board of Directors will be held in Ahmedabad, India, or at such other place as the Board of Directors may determine. The COMPANY shall give a notice of at least seven (7) days in advance of the date, time and place of the adjourned meeting to all the Directors.

8.13	A meeting of directors shall be adjourned to another time or date at the request of the majority of the Directors present at the meeting. No business may be conducted at a meeting after such an adjournment has been made. No more than one such adjournment may be made in respect of a meeting.

8.14	The Directors shall be permitted to invite to attend a meeting of Directors any person who is not a Director, but is required to attend in order to fully brief the Directors on the operational and financial status of or other matters of significance to the COMPANY.

8.15	No Director, Shareholder or director, officer, greater than 10% shareholder, or subsidiary, sister, parent or other affiliated entity of a Shareholder, or any person acting on behalf of any of the foregoing may directly or indirectly engage in any transaction (including without limitation the purchase, sale, lease, license, or exchange of any property, lending of funds, rendering of any service, establishment of any salary, other compensation or other terms of employment, purchase of any stock or security, or any business combination) with the COMPANY (a “Related Party Transaction”); provided, however, notwithstanding that it may constitute a conflict of interest, that a Related Party Transaction may be consummated if each of the following conditions are met:

8.15.1	the Related Party Transaction is not expressly prohibited by this Agreement; and

8.15.2	the Related Party Transaction is on terms that are on an arm’s length basis; and

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8.15.3	if the Related Party Transaction is a purchase, sale, lease, license or exchange of any personal or intellectual property and the aggregate value of property transferred under the transaction exceeds [* * *], the other Shareholder has consented to the Related Party Transaction; and

8.15.4	if the Related Party Transaction is a purchase, sale, lease, license or exchange of any real property and the aggregate value of property or payments to be made by the COMPANY over the term of the arrangement exceeds [* * *] and such additional amounts as reasonably agreed by the Parties, the other Shareholder has consented to the Related Party Transaction; and

8.15.5	if the Related Party Transaction is to loan cash or property to or by the COMPANY and the total value of the loan exceeds [* * *], the other Shareholder has consented to the Related Party Transaction, which consent can be withheld in such Shareholder’s sole discretion; and

8.15.6	if the Related Party Transaction is for services to or by the COMPANY and the aggregate annual amount of services to or by the COMPANY exceeds [* * *], the other Shareholder has consented to the Related Party Transaction; and

8.15.6.1	if the Related Party Transaction is for providing marketing services to or by the COMPANY and the aggregate amount of service to or by the COMPANY exceeds an annual amount to be reasonably agreed by the Parties, the other Shareholder has consented to the Related Party Transaction; and

8.15.7	if the Related Party Transaction is to establish salary, or other compensation or employment arrangements, and the aggregate annual amount per employee exceeds [* * *], the other Shareholder has consented to the Related Party Transaction; and

8.15.8	if the Related Party Transaction is any transaction for the sale to a Shareholder or director, officer, greater than 10% shareholder, or subsidiary, sister, parent or other affiliated entity of a Shareholder, or any person acting on behalf of any of the foregoing, by the COMPANY of stock or any other security of the COMPANY or any right, convertible or otherwise, related to the sale of stock or any other security of the COMPANY, either (A) the per share consideration for such sale for all parties is no lower than the price Novavax can subscribe to without any governmental approval and the COMPANY has provided to the other Shareholder twenty (20) business days’ prior written notice of the right to purchase its Pro Rata Portion of such stock, security or

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right at the same price (as it shall be so determined) and on the same terms and conditions, which right such Shareholder (or a wholly owned subsidiary of such Shareholder) may exercise by notice to COMPANY within such 20-day period, where the “Pro Rata Portion” of a Shareholder means the percentage interest in the COMPANY held by the Shareholder or (B) the consideration for such sale (i) is non-cash consideration, or (ii) is lower than as set forth in clause (A), and in each case the other Shareholder has consented to the Related Party Transaction, which consent can be withheld in such Shareholder’s sole discretion; and

8.15.9	if the Related Party Transaction is any merger, consolidation, recapitalization, or business combination, or the sale or disposition or all or substantially all of the Company’s assets, the other Shareholder has consented to the Related Party Transaction, which consent can be withheld in such Shareholder’s sole discretion; and

8.15.10	if the Related Party Transaction does not fall within the transactions set forth in the preceding Sections 8.15.3 through 8.15.9 and the value of such transaction exceeds [* * *], the other Shareholder has consented to the Related Party Transaction.

8.16	The restrictions on Related Party Transactions set forth in this Agreement shall not apply to the funding of the Cadila Commitment (as defined in Section 11.2) toward the subscription to the Cadila Notes (as defined in Section 11.2) in accordance with Section 11.2.
Article 9
General Meetings and Resolutions
General Meetings of the COMPANY shall be held in Ahmedabad, India and shall be convened by the Chairman of the Board or a majority of the Directors or as set out in the Articles of Association of the COMPANY. The Chairman of the Board shall notify the Shareholders of the COMPANY of the meeting at least twenty-one days (21) days in advance, by facsimile and letter to their address on the records of the COMPANY.
Article 10
Chief Executive Officer and Employees
10.1	The COMPANY shall employ its own staff.

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10.2	The Board shall appoint the senior management of the COMPANY, including a Chief Executive Officer. Novavax shall use its commercially reasonable efforts to assist in the recruitment of the senior management. The Chief Executive Officer shall be responsible for the day-to-day business of the COMPANY and shall represent the COMPANY in accordance with the Management Policies as may be decided and agreed by the Board of Directors. The Chief Executive Officer will be based in Ahmedabad, India and shall report to the Board of Directors. His terms of appointment, remunerations, powers, duties, obligations, restrictions and authorities will be as per the agreement to be entered into by the COMPANY and the Chief Executive Officer.

10.3	[Reserved.]

10.4	The COMPANY shall be responsible for the salaries or wages paid to, and business expenses incurred by, the employees of the COMPANY and for the actions or omissions of such employees in their capacity as employees of the COMPANY. The COMPANY shall fully indemnify and keep indemnified the Shareholders against all losses, damages, actions, proceedings, costs, claims, demands, awards, fines, orders, expenses and liabilities whatsoever (including but not limited to salaries, wages, bonuses and other emoluments, all statutory contributions and all income tax and national insurance contributions) in relation to the employees arising directly or indirectly out of or in connection with their employment by the COMPANY.
Article 11
Financing/Capital Increase
11.1	The Shareholders shall make the following initial capital contributions to the COMPANY:
(a)	Cadila shall contribute, by execution and delivery of, the Cadila License; and

(b)	Novavax shall contribute, by execution and delivery of, the Novavax Licenses.
11.2	Cadila shall pay an aggregate sum of Rs 400,000,000 over the first three years after the Effective Date (the “Cadila Commitment”) toward the subscription of debt of COMPANY that is subordinated to all other debt and liabilities of the COMPANY (the

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“Cadila Notes”). The Cadila Notes shall carry an interest of 1% per annum and shall be repayable upon the expiry of 50 years from the date of disbursement. Provided, however, interest on the Cadila Notes shall be payable to Cadila only at the time of repayment of Cadila Notes. It is further agreed that on liquidation of the COMPANY, Novavax shall be entitled to its Pro Rata Portion of the Cadila Notes received by Cadila so as to ensure that Cadila and Novavax receive the proceeds in the appropriate ratio. The timing and amount of payments towards meeting the Cadila Commitment shall be based on the achievement by the COMPANY of the Milestones approved under Section 7.2. If (a) a Milestone is met and Cadila does not make the payment triggered by achievement of the Milestone within fifteen (15) calendar days, (b) a Milestone is not met, no new Milestones are approved unanimously by the Board, the COMPANY does not have the capital to meet its operating or product development needs, and Cadila does not make any further payments toward meeting the Cadila Commitment, or (c) upon the third anniversary of the Effective Date the full Cadila Commitment has not been funded by Cadila, Novavax would have the right (but not the obligation and exercised or not in its sole discretion) to terminate this Agreement and the Ancillary Agreements pursuant to a written termination notice to Cadila (the “Termination Notice”); provided, however, that the parties shall remain liable for (i) any liabilities and obligations accrued as of the date of such termination, (ii) any obligations under Article 18 and (iii) liability for breach of any representations and warranties under this Agreement. Cadila, its subsidiary Satellite Overseas (Holdings) Limited (“SOHL”) and any other members of Cadila’s Group (collectively, the “Cadila Parties”) shall have the right (but not the obligation and exercised or not in such parties’ sole discretion), exercisable by written notice to Novavax (the “Sale Notice”) within fifteen (15) calendar days after delivery to Cadila of the Termination Notice (the “Sale Election Period”), to sell to Novavax all shares of Common Stock of Novavax then held by the Cadila Parties up to an aggregate 12,500,000 shares at a per share price of $0.88 (appropriately adjusted for any stock splits, reverse stock splits, stock dividends, combinations, recapitalizations or the like). In the event the Cadila Parties do not elect to sell such shares to Novavax, this Agreement and the Ancillary Agreements shall terminate at the end of the Sale Election Period, all of the shares in the COMPANY held by Novavax shall be cancelled automatically without further action by the COMPANY or either Party, and Novavax shall promptly return to the COMPANY for cancellation all share certificates representing such shares. In the event the Cadila Parties elect to sell such shares to Novavax, the closing of the transactions contemplated by the Termination Notice (including the termination of this Agreement) shall be conditional upon and be consummated simultaneously with the transactions

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contemplated by the Sale Notice on a mutually agreed date no later than fifteen (15) calendar days after delivery to Novavax of the Sale Notice.
11.3	Pre-emptive Right. Except with respect to Exempt Issuances, for so long as a Shareholder holds an aggregate number of Shares equal to or greater than five percent (5%) of the then issued and outstanding Shares (the “Threshold Amount”), the Shareholder shall have the right to purchase its Pro-Rata Portion of any new Shares that the Company may from time to time propose to issue or sell to any party.

11.3.1	Additional Issuance Notices. The COMPANY shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in Section 11.3 to the Shareholders. The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase Shares, to the extent known to the Company at the time, and shall set forth the material terms and conditions of the proposed issuance, including, without limitation:
(i)	the number and description of the new Shares proposed to be issued and the percentage of the COMPANY’s outstanding equity interests such issuance would represent;

(ii)	the proposed issuance date; and

(iii)	the proposed purchase price per share.
11.3.2	The COMPANY shall provide written notice to Shareholders if the terms set forth in the Issuance Notice are updated or changed in any material respect (a “Material Update”) as the details listed in Section 11.3.1 (i), (ii) and (iii) are known.

11.3.3	Exercise of Pre-emptive Rights. A Shareholder shall, for a period of fifteen (15) business days following the initial receipt of an Issuance Notice (the “Exercise Period”), have the right to elect irrevocably to purchase up to its Pro Rata Portion of the new Shares at the purchase price and on the other terms set forth in the Issuance Notice by delivering a written notice to the Company. If the Company provides a Material Update, the Exercise Period shall be extended by five calendar days from the date of receipt of the Material Update, if such extension is longer than the expiration of the Exercise Period. The closing of any purchase by a Shareholder shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice; provided, however that, the closing of any purchase by Shareholder may be extended beyond the closing of the transaction described in the Issuance Notice to the

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extent necessary to obtain required government approvals and other required third party approvals or consents (and the Company shall use its reasonable best efforts to obtain such approvals and consents). A Shareholder may purchase Shares under this Section 11.3 indirectly through a member of the Shareholder’s Group that is a wholly owned subsidiary.

11.3.4	Sales to the Prospective Buyer. If the Shareholder fails to elect to purchase all or part of its Pro Rata Portion allotment of the new Shares described in the Issuance Notice within the time period described in Section 11.3.3, the Company shall be free to complete the proposed issuance or sale of new Shares described in the Issuance Notice at a price and on other terms no less favorable to the Company than those set forth in the Issuance Notice. If the Company does not enter into an agreement for the sale of such new Shares within forty (40) business days after the expiration of the time period described in Section 11.3.3, or if such agreement is not consummated within sixty (60) days after the execution thereof, the pre-emptive right provided hereunder shall be deemed to be revived and such new Shares shall not be issued or sold unless first reoffered to the Shareholders in accordance with this Section 11.3.

11.3.5	“Exempt Issuances” means issuances in which Shares are issued (i) as a dividend, stock split or other distribution payable pro rata to all holders of Shares, (ii) to employees, officers, directors or consultants of the Company pursuant to any employee benefit plans or programs approved by the Board or any committee thereof, to the extent that the total number of Shares issuable pursuant to such plans or programs does not exceed 15% of the Shares outstanding on the date hereof, (iii) upon the conversion or exercise of any options, warrants or other rights to purchase Shares (A) outstanding on the date hereof or (B) issued in accordance with the foregoing clause (ii), (iv) as consideration for a merger, consolidation or purchase of assets; (v) in connection with any strategic partnership or joint venture (the primary purpose of which is not to raise equity capital), and (vi) issuances for a per share consideration that is lower than the price Novavax can subscribe to without any governmental approval unless Novavax is able to, and does, obtain such approval without causing a delay to the transaction contemplated by the Issuance Notice; provided, further that if Novavax timely provides an irrevocable election notice, Novavax may participate in the transaction on the same terms and conditions as if it had participated at the closing of the transaction described in the Issuance Notice except that Novavax will participate upon (and only if) it receives the appropriate governmental approval within 90 days of such closing and shall use commercially reasonable efforts to obtain such approval promptly.

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11.3.6	“Pro Rata Portion” with respect to a Party means the proportion that the number of shares of the COMPANY issued and held by the Party, and any wholly owned subsidiaries of such Party, bears to the total number of shares of the COMPANY then issued and outstanding.

11.4	Except as otherwise provided for herein, the COMPANY shall be responsible for procuring any additional funds needed other than the issued and paid-up share capital.

11.5	No Party shall be under any obligation to guarantee the repayment of borrowings contracted by the COMPANY.

11.6	A separate Bank account in the name of the COMPANY will be opened in one or more banks and the Board shall authorize the Chief Executive Officer or any Director or other official of the COMPANY to operate the same with prescribed limits.

11.7	Subject to the express terms and conditions of this Agreement, the Chief Executive Officer may be authorized by the Board to make decisions on any expenses, purchases or commitments on behalf of the COMPANY and will have the freedom to sign cheques up to the limit that may be decided by the Board as per the Standard Operating Procedure (SOP) of the COMPANY in the said context. However if any transactions or commitments are above the aforesaid limit, specific approval of the Board will be required. The Board may also decide sub limits of financial authorities for such other key officials of the COMPANY who may be authorized to operate Bank accounts of the COMPANY.
Article 12
Bookkeeping, Accounting and Reporting
12.1	The books and records of the COMPANY shall at all times be accurately, completely and consistently maintained in English in accordance with Institute of Chartered Accountants of India (ICAI). Each of the Parties or their duly authorized representatives shall have the right, to review and examine the books and records of the COMPANY for any legitimate purpose related to the Business or this Agreement at any time during normal business hours in a manner not disruptive to the COMPANY.

12.2	The COMPANY shall provide to each of the Parties, quarterly (within 10 (ten) days after the end of each quarter) or upon request, reports on the financial status of the COMPANY including balance sheet, profit and loss statement and cash flow

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statements. The Chief Executive Officer shall provide a monthly report containing performance of the COMPANY during the month along with data pertaining to manufacturing, sales, cash flow, profit and other critical areas to all the Directors of the COMPANY. Such a report shall be submitted within 10 (ten) days after the end of each quarter to all the Directors of the COMPANY. Upon request of Novavax, the COMPANY will provide financial statements based on International Accounting Standards.

12.3	Unless otherwise agreed by the Parties, the COMPANY shall have 1 (one) or more statutory auditor/s. The statutory auditor shall have the powers and duties specified under the relevant Indian laws and regulations and the Statutes. The Parties agree to vote their shares in the COMPANY so as to cause the appointment of mutually decided nominated auditor.
Article 13
Steering Committee
13.1	Within thirty (30) days after the Effective Date, the Parties shall form a Steering Committee for the development of products by the COMPANY. The Steering Committee shall consist of an equal number of representatives of each Party and the COMPANY and shall be responsible for overall direction and management of the development program. The Steering Committee shall report to the Board of Directors. The operation and authority of the Steering Committee shall be as follows:

13.2	Development Plans. The Steering Committee shall work with the management of the COMPANY in the development and commercialization of Products. The Steering Committee shall periodically review development and commercialization plans and progress made under such plans from a strategic and operational perspective and suggest modifications.

13.3	Review of Activities. The Steering Committee shall periodically review the results of each development plan to monitor the COMPANY’s progress and whether the Parties are providing their commitments, if any, of both human and financial support for the research and development of Products and the fulfillment of all contractual obligations between the Parties.

13.4	Representation. Cadila, Novavax and COMPANY shall each appoint three (3) representatives as their representatives to serve on the Steering Committee. It is the

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intent that such representatives will be relevant function heads in the respective organizations. The representatives of a Party may be changed from time to time at the discretion of that Party upon written notification by the Party making such change to the other.

13.5	Meetings. The Steering Committee shall meet from time to time as determined by the Steering Committee members. It is expected that the Steering Committee shall meet at least monthly for the first nine months by conference call, bimonthly thereafter and, in any case, in person at least once in each calendar quarter. Consultants and non-member employees of the Parties may attend meetings of the Steering Committee as required to further the development program. COMPANY will bear all expenses associated with attendance of its employees at any in person meetings. Any conference call meeting will be held by means of telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other.

13.6	Decisions. Decisions of the Steering Committee shall be made by unanimous vote, with the representatives of each Party having one collective vote. If the Steering Committee is unable to reach a unanimous vote on any issue, then the issue shall be referred to the Board of Directors, whose decision shall control the matter in accordance with the terms of this Agreement.
Article 14
Profits
The Board will consider the following before recommending any dividends:
(a)	Business Plan;

(b)	Needs of the Business; and

(c)	Dividend Policy: The dividend on shares shall only be declared or paid by the COMPANY for any Financial Year out of the profits of the COMPANY for that Financial Year, arrived at after providing for depreciation as required under the Companies Act 1956 or out of the undistributed profits of the COMPANY for previous Financial Years, arrived at after providing for depreciation in accordance with the provisions of the Companies Act. The Board will normally follow prudent corporate practice of distribution of about [* * *] of the distributable profits for the year after providing for depreciation as a dividend.

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Article 15
Environmental and Health and Safety (EHS) Matters
The COMPANY shall at all times comply with EHS and / or any such equivalent law in existence in respect of EHS Matters and keep all the required EHS Permits in full force and effect.
Article 16
Term and Termination
16.1	This Agreement will terminate upon the liquidation, dissolution or winding up of the COMPANY.

16.2	Upon termination of this Agreement, the rights granted to the COMPANY under Section 23.5 shall terminate and the COMPANY shall discontinue the use of trademark “Cadila” or “Novavax” as the case may be and shall not claim any right, goodwill in the said name or use it in any way whatsoever.
Article 17
Taxes
All income taxes payable under the applicable laws required to be paid by a Party arising out of or in connection with this Agreement shall be for the account of that Party. Any sum required under Indian tax laws to be withheld by the COMPANY for the account of the relevant Party from payments due to that Party hereunder shall be withheld and promptly paid by such COMPANY to the competent tax authorities.
Article 18
Confidentiality
18.1	The Parties anticipate that under this Agreement and under the Licenses, the Supply Agreements and the Technical Services Agreements (collectively, the “Ancillary Agreements”) each Party will provide confidential and/or proprietary information to the COMPANY and/or other Party(s) and the COMPANY will provide confidential and/or proprietary information to the Parties. Each Party and the COMPANY agrees that it shall at no time, either during or after the term of this Agreement and the Ancillary

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Agreements, use, publish or disclose to any third party any “Confidential Information” of any other Party or of the COMPANY (with respect to any Parties) disclosed to it by such other Party or the COMPANY, as the case may be, except as and to the extent expressly authorized under this Agreement. For purposes of this Agreement and the Ancillary Agreements, and subject to the exclusions set forth below, “Confidential Information” shall mean any confidential and/or proprietary information or other Know-How to the extent (A) marked or identified in writing as Confidential Information by the disclosing party (upon or within thirty (30) days of initial disclosure) or is of a type, and is disclosed under circumstances, for which the recipient would reasonably be expected to know such information or other Know-How was confidential in nature, and (B) relating to the Business or disclosed for the purpose of entering into the Business, forming the COMPANY or conducting the Business. The provisions of this Agreement and the Ancillary Agreements shall be considered Confidential Information of each Party. Confidential Information shall in any event exclude any information or other Know-How which (i) is or becomes publicly available through no fault of the receiving party; (ii) is lawfully obtained from third parties who received the information or other Know-How from a person or entity that was not bound by an obligation not to disclose such information or Know-How; or (iii) is or becomes known or developed by the receiving party independently of (and without use of or reference to) the Confidential Information of the disclosing party.

18.2	Protection of Confidential Information. Each Party and the COMPANY agree to maintain the confidential nature of any Confidential Information of the disclosing party disclosed to it hereunder, and to use the same degree of care to protect the confidentiality such Confidential Information which such party uses to protect its own confidential or proprietary information of a similar nature, but in no event less than reasonable care. Disclosures of Confidential Information to and between each Party shall be restricted to those having a need or right to know.

18.3	Permitted Use and Disclosure. Each Party and the COMPANY shall have the right to use any Confidential Information disclosed to it hereunder for purposes of exercising any rights or licenses granted to it hereunder and under the Ancillary Agreements and for purposes of performing any of its obligations hereunder and thereunder (which, for the COMPANY, shall include the right of the COMPANY to use such Confidential information for the Business). Furthermore, each Party and the COMPANY shall have the right to disclose Confidential Information (i) to applicable patent offices solely for the purpose of filing, prosecuting and maintaining Patents, (ii) to applicable regulatory

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authorities for the purpose of filing and pursuing regulatory (iii) as necessary to the extent prosecuting or defending litigation, (iv) to employees, consultants, contractors, agents, permitted sublicensees, licensees, professional advisors and commercial partners who are bound by obligations of confidentiality and non-use at least as protective as those contained herein and solely for purposes of the Business (or otherwise to exercise rights or licenses or to perform obligations under this Agreement and the Ancillary Agreements).
18.4	Disclosure Required by Law. This Article 18 shall not restrict or limit the use or disclosure of Confidential Information to the extent required by applicable law, regulation or legal process, including the rules and regulations of a stock exchange or stock market; provided, however, that, to the extent practicable, the party required to make such disclosure shall promptly notify the owner of such information prior to making any such disclosure and shall provide reasonable cooperation to the owner of such information, at the owner’s expense, to assist the owner in seeking a protective order or other appropriate remedy; and provided, further, that if such protective order or other remedy is not obtained in a timely manner, the party required to make such disclosure shall have the right to disclose such information, but shall disclose only that portion of the information which it is advised by counsel it is legally required to disclose, and shall exercise its reasonable best efforts, in consultation with the owner of such information, to obtain assurance that confidential treatment will be accorded such information to the extent permitted by law, rule or regulation. In addition the parties recognize that Novavax is a publicly traded company and, as such, is subject to requirements under the U.S. federal securities laws and regulations to make periodic filings with the U.S. Securities and Exchange Commission which may include information about this Agreement and the COMPANY’s activities.
Article 19
Reserved
Article 20
Events of Default
20.1	Each Shareholder shall be deemed to have delivered a Transfer Notice with respect to all of its shares to the other Shareholder, and the other Shareholder shall have the right

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to purchase such shares in accordance with the procedures set forth in Section 6.4, upon happening of any of the following events of default:

20.1.1	It commits a material breach of any obligation under this Agreement and fails to remedy such breach within sixty (60) business days of notice to remedy the breach delivered by the other Shareholder;

20.1.2	A receiver, manager, administrative receiver, trustee, custodian or administrator (or such other similar thing in any other jurisdiction) being appointed for such Shareholder or over all or any part of its undertaking or assets;

20.1.3	An insolvency or bankruptcy proceeding being commenced against such Shareholder, or such Shareholder commencing such proceeding, or such Shareholder ceasing to conduct business in the normal course or making an assignment for the benefit of its creditors;

20.1.4	Such Shareholder entering into liquidation or dissolution (or such other similar thing in any other jurisdiction) (other than a Voluntary Liquidation for the purpose of a bona fide scheme of solvent, amalgamate or reconstruction); or

20.1.5	unless otherwise agreed by all the Shareholders, any Change in Control of any Shareholder. “Change in Control” means (a) the sale of all or substantially all of the assets or business of the Shareholder, or (b) any merger, consolidation, recapitalization, or business combination of the Shareholder, or (c) the sale of capital stock or other equity securities of the Shareholder, or (d) any other transaction or series of transactions; provided that for each of (b) through (d), the result of which is that the stockholders of the Shareholder prior to such transaction do not, immediately following any such transaction(s), directly or indirectly hold voting securities of the surviving or purchasing entity sufficient to elect a majority of the board of directors of such surviving or purchasing entity.

20.2	The deemed Transfer Notice has the same effect as a Transfer Notice, except that:

20.2.1	The valuation of the shares held by the defaulting Shareholder, and the price to paid by the other Shareholder if such Shareholder exercises its right to buy such shares, shall be determined in accordance with Article 21;

20.2.2	The defaulting Shareholder does not have a right of withdrawal following a valuation; and

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20.2.3	On the completion of any sale in accordance with this Article 20, the other Shareholder is not required to procure the discharge of any security given by the defaulting Shareholder or to procure the release of any debts of the COMPANY to it.
Article 21
Valuation of Shares
21.1	The valuation of shares to be transferred under Article 20 to the other Shareholder shall be determined as follows: Each Shareholder shall select one investment bank of international reputation, and each investment bank shall determine the fair market value of the shares and deliver its written valuation to the Shareholders within thirty (30) days after the date of the deemed delivery of the Transfer Notice under Section 20.1. In the event the two investment banks do not agree on a fair market value, the fair market value shall be the average of the two valuations, except that if one valuation is higher than the other valuation by an amount greater than ten percent (10%) of the lower valuation, the two investment banks shall select a third investment bank of international reputation, which shall determine the fair market value independently of the other two investment banks and without knowledge of the valuation of the other two investment banks within thirty (30) days of appointment, and the fair market value of the shares shall be the average of the two valuations that are closest to each other (whether such valuations are the two highest valuations or the lowest two valuations), and the third valuation shall be disregarded. The third investment bank shall not have performed services for either party within the five (5) years preceding its appointment. Each Shareholder shall pay the fees and expenses incurred in connection with the valuation by the investment bank selected by it. The Shareholder who appointed the investment bank whose valuation was disregarded shall pay the fees and expenses incurred in connection with the valuation by the third investment bank, unless the valuation of the third investment bank was disregarded, in which case each Shareholder shall pay one-half of the fees and expenses incurred in connection with the valuation by the third investment bank.

21.2	Each investment bank shall base its valuation on the following assumptions:

21.2.1	The sale is between a willing seller and a willing buyer;

21.2.2	The shares are sold free of all restrictions, liens, charges and other encumbrances; and

21.2.3	The sale is taking place on the date on which the valuation of the shares in determined.

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Article 22
Restrictions on the Parties
22.1	Each Party hereby further agrees and undertakes that during the Term it shall not, and shall procure that its affiliates shall not, whether directly or indirectly, by themselves or in association with or through any person, in any manner whatsoever do or undertake or attempt to do or undertake any of the following activities:

22.1.1	Tender for, canvass, solicit, entice away or attempt to canvass, solicit or entice away from the Company, any employee of the Company and/or any of its affiliates, whether or not such employee would commit a breach of contract by reason of such act; or

22.1.2	Induce, procure or endeavour to induce any person who was an employee of the Company and/or any of its affiliates to leave the service of, or cease to provide service to, the Company or such affiliate; or

22.1.3	Provide or offer positions of employment/consultancy or any managerial, financial participation to any of the employee of the Company and/or any of its affiliates; or

22.1.4	Otherwise interfere in any manner with the contractual, employment or other relationship of the employee of the Company and/or any of its affiliates on the one hand and the Company and/or any of its affiliates on the other hand; or

22.1.5	Accept into employment or otherwise engage or use the services of any employee of the Company and/or any of its affiliates who is or was in the twelve (12) months preceding the date of termination of this Agreement, an employee of, or under contract of services to, the Company and/or any of its affiliates; or

22.1.6	Solicit or endeavour to entice away from dealing with the Company, any person who is or was at any time a customer or supplier of the Company.

22.2	Other than engaging in the Business through the COMPANY, during the term of this Agreement and for one year thereafter, Cadila shall not, directly or indirectly (including, without limitation, by the granting of licenses or similar rights), engage in, promote, finance or manage research, development, manufacturing or commercialization in any other vaccine products for seasonal or non-seasonal influenza in the Territory. Other than engaging in the Business through the COMPANY, for the term of the Agreement and for one year thereafter, Novavax shall not, directly or indirectly (including, without limitation, by the granting of licenses or similar rights),

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engage in, promote, finance or manage research, development, manufacturing or commercialization in any therapeutic vaccine products for hepatitis or cancer in the Territory.

22.3	The undertakings in this Article are given by each Shareholder to the other and to the COMPANY and apply to actions carried out by each Shareholder (or any persons in its Group) in any capacity and whether directly or indirectly, on behalf of the Shareholder (or any persons in its Group), on behalf of any other person or jointly with any other person.

22.4	Each of the covenants in this Article 22 is considered fair and reasonable by the Parties, but if any such restriction shall be found to be unenforceable but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and effective.

22.5	Each Party shall, to the extent that it is able to do so, exercise all voting rights and other powers in relation to persons in its Group to procure that such persons comply with the terms of this Article 22.

22.6	Notwithstanding any provision to the contrary in this Agreement, the provisions of this Article 22 shall not apply to a party with respect to any former employee of such party.
Article 23
Licenses
23.1	Licenses from Novavax to COMPANY. Novavax shall execute and deliver the Novavax Licenses on the Completion Date.

23.2	License from Cadila to COMPANY. Cadila shall execute and deliver the Cadila License on the Completion Date.

23.3	Election to Change Additional Novavax Products. The COMPANY may elect to change one or more of the targeted viruses of the Additional Novavax Products that COMPANY desires to develop and commercialize, by providing a written notice to Novavax, identifying the new desired targeted virus and disease indication and the targeted virus to be removed. The requested change requires the approval of Novavax which it can grant or withhold in its sole discretion. Upon receipt of Novavax’s written approval, the Seasonal and Other Vaccine License shall be amended to change the definition of Licensed Product accordingly. COMPANY will be solely responsible for

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all research, development, manufacturing and commercialization of all Additional Novavax Products in the Territory and Novavax will not be obligated to provide any assistance or services related to such products.

23.4	Technical Services. Novavax and Cadila will execute and deliver the Technical Services Agreements pursuant to which each will provide certain technical services to the COMPANY related to the Novavax Products and Cadila Products.

23.5	Trademark License. Each Party shall grant and hereby grants to the COMPANY a non-exclusive license to use its trademark “Cadila” or “Novavax” (the “Marks”) solely upon Products (and materials relating thereto) to indicate that the COMPANY is a joint venture between Cadila and Novavax. The license granted under this Section 23.5 shall include the right to grant sublicenses solely in connection with the grant of an approved sublicense under a License to commercialize a Product, and any attempt to otherwise grant or authorize any sublicense shall be null and void. Novavax shall not use the trademark “Cadila” in isolation during the term of this Agreement and thereafter. Cadila shall not use the trademark “Novavax” in isolation during the term of this Agreement and thereafter. All uses of the Marks by the COMPANY shall comply with all applicable laws and regulations (including, without limitation, those laws and regulations particularly applying to the proper use and designation of trademarks in the applicable countries). The ownership and all goodwill accruing to the Marks arising directly from its use by the COMPANY shall vest in and inure to the benefit of the respective owner of the Mark. The COMPANY and each Party hereby acknowledges the other Party’s ownership rights in their respective corporate logo owned in the form existing as of the Effective Date, and accordingly, agrees that at no time during the term to challenge or assist others to challenge such corporate logo owned in the form existing as of the Effective Date, or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to such corporate logo owned in the form existing as of the Effective Date.
Article 24
Intellectual Property Matters
24.1	Inventions or Discoveries. Except to the extent expressly provided for otherwise in the Licenses and any other agreement between the Parties, each of COMPANY, Novavax and Cadila shall retain ownership of any Patents, Know-How and other intellectual property rights generated by such party under this Agreement or in connection with the

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Joint Venture Business, as such ownership (and inventorship where applicable) are determined in accordance with applicable laws, subject in any event to the licenses expressly granted in the Licenses. Except to the extent expressly provided for otherwise in the Licenses and any other agreement between the Parties, in the event two or more of the Parties hereunder jointly generate any Patent or Know-How, and therefore are considered joint owners thereof under applicable law, such Parties shall retain joint ownership thereof (subject in any event to the licenses expressly granted herein, in the Licenses or in any Ancillary Agreement) and shall reasonably cooperate with respect to the filing, prosecution, maintenance and enforcement with respect thereto.
Article 25
Warranties and Representations
Each Party hereby represents and warrants to the other Party and the COMPANY that:
25.1	It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the corporate power to enter into this Agreement and to perform its obligations hereunder;

25.2	It has obtained all corporate authorisations and approvals necessary to execute and to deliver this Agreement and to perform its obligations hereunder;

25.3	It has duly executed and delivered this Agreement;

25.4	The execution and delivery of this Agreement, any Ancillary Agreements (and any other agreements between the Parties or between either Party and the Company in connection with this Agreement) and the performance of its obligations, and exercise of its rights, hereunder or under any such Ancillary Agreement or other agreement do not and will not:
(a)	Conflict with any of the provisions of its constitutive documents or of any resolutions made thereunder; or

(b)	Result in a breach of any of the provisions of, or constitute a default under, or conflict with any agreement to which it is a party; or

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(c)	Result in any claim, action or proceeding brought by a Third Party who has or had an agreement with it prior to the Completion Date which claim, action or proceeding relates to such agreement.
25.5	As of the Effective Date, it has sufficient rights to grant the licenses granted to the COMPANY hereunder.

25.6	Cadila hereby represents and warrants to Novavax that, as of the Effective Date and immediately prior to the Completion:

25.6.1	The COMPANY is duly organized, validly existing and in good standing under the laws of India and has the corporate power to own its property and to conduct the Business and is duly qualified to do business in the jurisdiction where it operates and enter into the Ancillary Agreements (and any other agreements between the COMPANY and one or more of the parties contemplated by this Agreement) and perform the transactions and activities contemplated hereby and thereby;

25.6.2	The COMPANY has obtained all material licenses, permissions, authorisations and consents required for carrying on the business effectively in the places and in the manner in which such business is carried on prior to the Completion. Such licenses, permissions, authorisations and consents are in full force and effect, are not limited in duration or subject to any unusual or onerous conditions and have been complied with in all respects. There are no circumstances which indicate that any such licenses, permissions, authorisations or consents will or are likely to be revoked or not renewed, in whole or in part, in the ordinary course of events (whether as a result of the Agreement or otherwise);

25.6.3	The COMPANY has not conducted any business, entered into any contracts or incurred or assumed any liabilities or obligations before the Effective Date. There are no other commitments or contracts or arrangements entered into by Cadila or the COMPANY, which may be in breach of the terms of this Agreement or the obligations of Cadila hereunder;

25.6.4	The COMPANY is not engaged in any activity in which foreign investment by a non-resident is restricted or prohibited.

25.6.5	The COMPANY does not have any subsidiaries within the meaning of Section 4 of the Companies Act, 1956 nor own any direct or indirect shareholding interest in any other entity or body corporate.

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25.6.6	The statutory books, minute books, register of members and other registers of the COMPANY, as required under any applicable law, have been properly and accurately maintained in all material respects and contain full and accurate records of all matters required to be entered under applicable law, including all issuances and transfers of shares or other securities of the COMPANY and, as regards minutes books, all resolutions passed by the directors and the shareholders of the COMPANY.

25.6.7	Immediately after the Completion Date, the only Shareholders of the COMPANY will be Cadila and Novavax; and

25.6.8	The execution and delivery of any Ancillary Agreement by COMPANY and any other agreement to which it is a party that is contemplated by this Agreement and the performance of its obligations under such Ancillary Agreements and other agreements in accordance with the terms thereof have been approved by all requisite corporate and applicable government approvals and do not and will not conflict with any of the provisions of its constitutive documents or of any resolutions made thereunder; result in any breach of any of the provisions of, or constitute a default under, or conflict with any agreements to which it is a party.

25.7	The COMPANY is entitled and authorised to issue the Shares in the manner and upon the terms and conditions contained in this Agreement. There are no options, agreements or understandings (exercisable now or in the future and contingent or otherwise) which entitle or may entitle any person to create or require to be created any encumbrance over any of the Shares once issued by the COMPANY. Other than as contemplated by this Agreement, there is no agreement, arrangement, scheme or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any Shares in the share capital of COMPANY (including an option or right of pre-emption).

25.8	Novavax shall acquire a valid and marketable title to the Shares to be issued pursuant to this Agreement and will be, when delivered, duly authorised, validly issued, and will be free and clear of all encumbrances and third party rights and interests.

25.9	All of the issued and paid-up Shares are, and when issued, sold and delivered in accordance with the terms of this Agreement will be, duly authorized, validly issued, and free of pre-emptive rights (except as expressly set forth herein). The issuance, sale and delivery of the Shares to Novavax will be duly authorized on or prior to the

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Completion Date by all necessary corporate and shareholder action on the part of the COMPANY.

25.10	Each party will indemnify, defend and hold harmless the COMPANY and the other Party from and against any and all liability, loss, damage or expense (including without limitation reasonable attorneys fees) they may suffer as the result of any third party claims, demands and actions (collectively, “Losses”) to the extent such Losses result from the breach of any of the representations or warranties set forth in this Article 25.
EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS) ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE.
Article 26
Governing Law
This Agreement shall be governed by and construed in accordance with the laws of India.
Article 27
Dispute Resolution
Any dispute arising between the Parties out of or in connection with the implementation or interpretation of this Agreement shall, if not settled amicably within ninety (90) days from the date that the dispute arose, be finally settled by three (3) arbitrators. Each Party shall be entitled to appoint one (1) arbitrator and the two (2) so appointed shall appoint the third arbitrator in accordance with the Indian Arbitration and Conciliation Act, 1996. It is hereby agreed that Part I of the Indian Arbitration and Conciliation Act, 1996 shall not apply to the arbitration under this Agreement. The language of the arbitration proceedings shall be English and its place shall be Singapore. The arbitral award or determination shall be final and subject to no appeal and shall deal with the question of costs of arbitration and all matters related thereto.
The Parties agree that it would be impossible or inadequate to measure and calculate their

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damages from any breach of the Agreement though great and irreparable. Accordingly, each Party agrees that if the other Party breaches this Agreement, the non-breaching party will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and specific performance of any provision of this Agreement.
Article 28
Force Majeure
Neither Party shall be in default of this Agreement by reason of its failure or delay in complying with its obligations under this Agreement if such failure or delay is caused by matters out of its reasonable control, including but not limited to acts of God, change in laws and regulations, strikes, lock-outs, fire, riots, or civil war or civil commotion; provided that such Party gives the other Party prompt written notice of the failure or delay in performance and the reason therefor and uses its reasonable efforts to limit the resulting failure or delay in its performance.
Article 29
Miscellaneous
29.1	In no event shall either Party be liable under any theory of liability (whether in contract, tort, statute or otherwise) for any indirect, special, exemplary, punitive, incidental or consequential damages of any kind, or for any loss of profits, loss of revenue, loss resulting from interruption of business or loss of use or data, arising out of or relating to this Agreement or the subject matter hereof, however caused, even if the other Party has been advised of or should have known of the possibility of such damages.

29.2	Except as expressly stated in this Agreement, whether or not the transactions contemplated hereby are consummated, each of the Parties shall pay the fees and expenses of its own counsel, accountants or other experts, and all other expenses incurred by such Party in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, except that the cost (other than attorneys’ fees) of the preparation of this Agreement and its Annexes if any shall be equally shared by Cadila and Novavax. The COMPANY shall bear the expenses of its formation.

29.3	Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (“Notice”) will be in writing, will refer

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specifically to this Agreement and will be deemed given only if sent by electronic mail (with receipt confirmed), facsimile transmission (with transmission confirmed) or by an internationally recognized delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified on the signature page hereto or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 29.3. Any notice delivered by electronic mail or facsimile will be confirmed by a hard copy delivered as soon as practicable thereafter by an internationally recognized overnight delivery service. Such Notice will be deemed to have been given on the second Business Day (at the place of delivery) after deposit with an internationally recognized delivery service. This Section 29.3 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

29.4	No amendment or waiver of any provision of this Agreement, and no consent to any departure therefrom, shall be effective unless the same shall be in writing and signed by an authorized representative of each Party, and such waiver or consent shall be effective only for the specific purpose for which it is given. No failure on the part of a Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies provided for by law.

29.5	If any of the provisions of this Agreement are found to be inconsistent with, or void under, applicable laws, the validity of the remaining provisions shall not thereby be affected. In such a case the Parties shall re-negotiate the ineffective provision in good faith in order to replace it with a provision affording the same rights, obligations and economic benefits to the Parties and the COMPANY as the ineffective provision.

29.6	This Agreement and the documents executed and delivered on the date hereof pursuant hereto or in connection herewith, contain the entire agreement among the Parties with respect to the matters addressed herein and therein and supersede all prior representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein or therein.

29.7	Except in connection with a transfer of shares of the COMPANY expressly permitted hereunder, this Agreement and all rights and obligations hereunder may not be transferred or assigned by any Party to any person without the prior written consent of

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the other Party. Any transfer or assignment without such consent shall be null and void. Notwithstanding the foregoing, the Parties expressly agree that Satellite Overseas (Holdings) Limited or any other member of Cadila’s Group that holds shares of the COMPANY are intended third-party beneficiaries with the right to enforce the terms and conditions of Section 11.2.

29.8	(a) Any acts, deeds or anything which is not covered under this Agreement pertaining to the COMPANY and its technical, commercial or any other activities shall be discussed by the Parties separately at the relevant point of time and shall be reduced to writing and signed by way of separate agreement, wherein such agreement shall form part of this Agreement.

(b) The Parties will have the right to amend, modify and change the terms and conditions of this Agreement by way of a separate or supplementary agreement wherein such additional agreement will be part of the this Agreement; provided, however, that this Agreement may be amended from time to time without such separate or supplementary agreement as necessary to reflect (1) the admission to the COMPANY of one or more new Shareholders in accordance with this Agreement, or any other adjustments in the ownership interests of the Shareholders in connection with capital contributions or as otherwise appropriate in accordance with the terms and conditions of this Agreement or (2) any decrease in the authorized share capital or any increase in the authorized share capital to a number not in excess of three times the issued share capital..

(c) Nothing in this Agreement shall confer upon any person any right to be employed or to continue employment by the COMPANY or any person in its Group or to interfere in any manner in any right of the COMPANY or any person in its Group to terminate such employment at any time.

29.9	Each Party agrees to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, authorizations and approvals from governmental authorities and other third parties, as may be reasonably required in order to effectuate the terms and conditions of this Agreement.

29.10	The Shareholders hereby agreed and undertake to ensure that they, their representatives, proxies and agents representing them at meetings of the Shareholders shall at all times

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exercise their votes in respect of the Shares in such manner so as to comply with, and to fully and effectually implement, the provisions of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day, month and year first above written.

Cadila Pharmaceuticals Limited	Novavax Inc.
Cadila Corporate Campus, Sarkhej-Dholka	9920 Belward Campus Drive, Rockville,
Road, Bhat, Ahmedabad – 382 210	MD 20850, USA
Fax No. +91 – 2718 – 225031	Fax No. +1 240-268-2128
Email: rimodi@cadilapharma.co.in	Email: rsinghvi@novavax.com

For Cadila Pharmaceuticals Limited	For Novavax, Inc.
/s/ Rajiv I Modi	/s/ Rahul Singhvi
Dr. Rajiv I. Modi	Dr. Rahul Singhvi
Managing Director	President and Chief Executive Officer

/s/ Dr. Bakulesh Khamar	/s/ Thomas Johnston
Witness 1	Witness 1

/s/ Chinubhai R. Shah	/s/ James Robinson
Witness 2	Witness 2

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SCHEDULE II
MATTERS REQUIRING APPROVAL OF ALL OF THE SHAREHOLDERS AND THE BOARD OF
THE DIRECTORS OF THE COMPANY
1.	The sale, transfer, lease, assignment or disposal of all or substantially all of the property or assets of the COMPANY, whether by way of a single transaction or a series of related transactions.

2.	A Change in Control of the COMPANY. “Change in Control” means (a) the sale of all or substantially all of the assets or business of COMPANY, or (b) any merger, consolidation, recapitalization, or business combination of COMPANY, or (c) the sale of capital stock or other equity securities of the COMPANY, or (d) any other transaction or series of transactions; provided that for each of (b) through (d), the result of which is that the Shareholders of the COMPANY prior to such transaction do not, immediately following any such transaction(s), directly or indirectly hold voting securities of the surviving or purchasing entity sufficient to elect a majority of the board of directors of such surviving or purchasing entity.

3.	The liquidation, dissolution or winding-up of the COMPANY.

4.	Any incurrence of indebtedness of the COMPANY that would result in the COMPANY having a debt-to-equity ratio of 3-to-1 or greater.

5.	Other than as set forth in Section 29.8(b), the amendment or waiver of any provision of this Agreement, the Articles of Association or the Stockholders Agreement.

6.	Any change to or deviation from the Dividend Policy set forth in Article 14.